Exhibit 5.1



                              FROHLING & HUDAK, LLC
                                COUNSELORS AT LAW
                                17 Fulton Street
                            Newark, New Jersey 07102
                                 (973) 622-2800
                               (973) 622-2865(fax)
                               (973) 622-2866(fax)



                                       February 25, 2003


The Tirex Corporation
3828 St. Patrick
Montreal, PQ
Canada H4E 1A4

Ladies and Gentlemen:

         You have requested our opinion as U.S. Securities Counsel for The Tirex Corporation Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the registration of an aggregate of nineteen million three hundred fifty five thousand (19,355,000) shares of Common Stock of the Company (the "Shares"), $.001 par value, per share, issued pursuant to various Employment and Consulting Agreements (the "Agreements") between the Company and the Employees and Consultants.

         We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about February 25, 2003 (the "Registration Statement"), the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware, the Bylaws and the minutes of the pertinent meeting of Company as a basis for the opinion hereafter expressed.

         Based on the foregoing examination, it is our opinion, and we so advise, that upon issuance of the shares in the manner described in the Registration Statement and the exhibits thereto, the Shares will be legally issued, fully paid and nonassessable.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       FROHLING & HUDAK, LLC